Exhibit 99.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into as of August 11, 2005, by and between Charles Steinberger (“Mr. Steinberger”), on the one hand, and Blast Energy Services, Inc, formerly known as Verdisys, Inc. (the “Company”), on the other hand.

A. WHEREAS, Mr. Steinberger was formerly the Chief Executive Officer of Verdisys, Inc.;

B. WHEREAS, Mr. Steinberger and Verdisys, Inc. were parties to written employment agreements dated November 6, 2000 and April 30, 2002;

C. WHEREAS, Mr. Steinberger and Verdisys, Inc. were parties to various written stock option agreements entered into during Mr. Steinberger’s employment with Verdisys, Inc.;

D. WHEREAS, Mr. Steinberger’s employment with Verdisys, Inc. ended effective November 28, 2002;

E. WHEREAS, Mr. Steinberger filed a lawsuit against Verdisys, Inc. in the Superior Court of California for the County of San Diego, which lawsuit bears Case No. GIC832523 (the “LAWSUIT”), in which Mr. Steinberger asserted various claims, including but not limited to claims of breach of the parties’ written employment agreements and breach of the parties’ written stock option agreements;

F. WHEREAS, on or about June 6, 2005, Verdisys, Inc. changed its name to Blast Energy Services, Inc., and Blast Energy Services, Inc. is the successor to Verdisys, Inc.; and

G. WHEREAS, the Company denies all allegations made by Mr. Steinberger in the LAWSUIT and denies that it acted wrongfully with respect to Mr. Steinberger. Nevertheless, the parties hereto now wish to settle and resolve their disputes.

ACCORDINGLY, in consideration of and in return for the promises and covenants undertaken and the release given by the parties, the parties hereby agree to settle the LAWSUIT as follows:

1. The Company shall immediately execute a Promissory Note in favor of Mr. Steinberger in the principal amount of $500,000 (Five Hundred Thousand Dollars). The Promissory Note shall be payable on or before June 30, 2007 and shall bear no interest. The Promissory Note shall be in the form attached hereto as Exhibit A. The Promissory Note may be modified under the conditions set forth in paragraph 7 below.

2. The parties acknowledge that pursuant to his written stock option agreements with Verdisys, Inc., Mr. Steinberger’ had, and continues to have, vested rights to more than 900,000 stock options with an exercise price of $0.10 per share, and that Mr. Steinberger’s stock option agreements were properly amended to provide that Mr. Steinberger had, and continues to have, up to sixty (60) months following the termination of his employment in which to exercise his options.

3. The Company shall allow Mr. Steinberger to exercise a total of 900,000 stock options previously granted to Mr. Steinberger under the parties’ existing stock option agreements at an exercise price of $0.10 per share. Mr. Steinberger must exercise these stock options within sixty (60) months following the termination of his employment with the Company. Accordingly, all of Mr. Steinberger’s options must be exercised on or before November 28, 2007. In order to exercise, Mr. Steinberger must pay the exercise price in cash, and will not be permitted to exercise on a “cashless” basis.

4. The Company shall submit all 900,000 stock options that Mr. Steinberger may exercise for registration in a Registration Statement to be filed with the Securities Exchange Commission (“SEC”) no later than October 31, 2005, and the Company shall waive any and all selling restrictions on the shares that Mr.

Steinberger may obtain through exercise of the options (except as provided below, including but not limited to the limitations contained in paragraphs 5, 6, and 8). The Company shall take all reasonable steps to ensure that the SEC approves the Company’s registration with regard to the 900,000 options, but it is expressly understood that the Company does not and cannot guarantee either the SEC’s approval, or the timing of receipt of such approval, if any. The Company shall provide Mr. Steinberger with a copy of the Registration Statement at the time it is filed with the SEC, and shall notify Mr. Steinberger promptly of any material action taken by the SEC on the Registration Statement.

5. Mr. Steinberger may exercise up to 300,000 of the 900,000 stock options referenced above at any time after successful registration with the SEC (the “INITIAL 300,000 OPTION BLOCK”).

6. With regard to the remaining 600,000 of the 900,000 stock options referenced above (the “600,000 OPTION BLOCK”), Mr. Steinberger may not exercise these options until on or after July 1, 2006.

7. The dollar amount of any and all net proceeds that Mr. Steinberger may receive from sale of shares obtained through exercise of the INITIAL 300,000 OPTION BLOCK shall be deducted from the principal due on the Promissory Note referenced in paragraph 1 above. For purposes of this Agreement, “net proceeds” shall mean the market price at which Mr. Steinberger sells the shares less the exercise price of $0.10 per share and related reasonable and customary selling expenses. Mr. Steinberger shall provide to the Company documented evidence of the amount of “net proceeds” received through exercise of the INITIAL 300,000 OPTION BLOCK.

8. In the event that the Company fully pays off the Promissory Note within the first 12 months (on or before June 30, 2006), the 600,000 OPTION BLOCK shall be cancelled and may not be exercised by Mr. Steinberger.

9. In the event that both (a) the Company does not fully pay off the Promissory Note on or before June 30, 2006, and (b) the price of the Company’s common stock averages greater than $2.00 per share (adjusted for any stock splits or other stock restructuring) during the 20 trading days prior to June 30, 2007, then the Promissory Note shall be cancelled and the Company shall have no further obligation under the Promissory Note.

10. Within five (5) days after this Agreement is fully executed, Mr. Steinberger shall dismiss the LAWSUIT with prejudice, with each party bearing its own attorney’s fees and costs.

11. Mr. Steinberger acknowledges and agrees that he is solely responsible for paying all applicable federal and state taxes on any consideration received under this Agreement, on all previously paid salary and vacation pay, including the $55,000 paid in or about May 2005, and all tax liability arising from the exercise of the stock options, and Steinberger will indemnify and hold harmless the Company from any claims, demands, or liability for any state or federal taxes, or for compliance with any reporting requirements regarding same.

12. Mr. Steinberger fully and forever releases and discharges the Company, and each of its predecessors, successors, parent, affiliate and subsidiary corporations or partnerships, their successors and assigns, affiliates, officers, directors, employees, representatives, directors, attorneys, divisions, administrators, insurers, partners, shareholders, agents and assigns, with respect to any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, contracts, losses, suits, indemnities, duties, cost and expense (including but not limited to attorneys’ fees), damages, actions and causes of action, of every nature, kind and description, which previously have existed or now exist, including but not limited to any and all claims, liabilities and causes of action arising out of or relating to Mr. Steinberger’s employment with the Company, the termination of Mr. Steinberger’s employment with the Company, the written employment agreements between Mr. Steinberger and the Company, the written stock option agreements between Mr. Steinberger and the Company, and/or any other act, event or omission which occurred prior to the date of this Agreement whether now known or unknown, suspected or unsuspected, fixed or contingent, accrued or not yet accrued, matured or not matured, anticipated or unanticipated of any kind whatsoever, based on, arising out of or in connection with anything whatsoever done, omitted, or suffered to be done through the date of this Agreement.

13. The Company fully and forever releases and discharges Mr. Steinberger, and each of his representatives, agents and assigns, with respect to any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, contracts, losses, suits, indemnities, duties, cost and expense (including but not limited to attorneys’ fees), damages, actions and causes of action, of every nature, kind and description, which previously have existed or now exist, including but not limited to any and all claims, liabilities and causes of action arising out of or relating to Mr. Steinberger’s employment with the Company, the termination of Mr. Steinberger’s employment with the Company, the written employment agreements between Mr. Steinberger and the Company, the written stock option agreements between Mr. Steinberger and the Company, and/or any other act, event or omission which occurred prior to the date of this Agreement whether now known or unknown, suspected or unsuspected, fixed or contingent, accrued or not yet accrued, matured or not matured, anticipated or unanticipated of any kind whatsoever, based on, arising out of or in connection with anything whatsoever done, omitted, or suffered to be done through the date of this Agreement.

14. The parties hereby expressly waive any and all rights and benefits under Section 1542 of the California Civil Code, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each party acknowledges that they may later discover facts different from or in addition to those which the party or its attorneys now know or believe to be true with respect to this lawsuit, or any of the parties to this Agreement. The parties expressly agree and understand that this Agreement shall apply to all unknown and unsuspected claims, despite the fact that they may later discover facts in addition to or different from those which they now believe to be true. The releases provided in this Agreement shall remain in effect notwithstanding the discovery or existence of any additional or different facts of the occurrence of any such future events, circumstances or conditions.

15. In the event that either party initiates legal action to enforce the Promissory Note or this Agreement, the prevailing party shall recover its reasonable attorney’s fees and costs incurred in that action.

16. The parties agree that this Agreement cannot be changed, modified, supplemented or rescinded except by a written document signed both by Mr. Steinberger and by an officer of the Company.

17. The parties acknowledge and agree that no promises or representations were made to them which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter thereof.

18. The parties agree that they have negotiated the terms of this Agreement at arms’ length, with each party receiving the advice of independent legal counsel of their own choosing with respect to the advisability of making the settlement and the releases provided herein Each party, together with its or his attorneys, has made such investigation of the facts and of the law pertaining thereto, as it or he deems necessary. This Agreement has been carefully read by, the contents hereof are known and understood by, and it is signed freely by each person executing this Agreement. It is the parties’ intent that no part of this Agreement be construed against any party because of the identity of the drafter.

19. The parties agree that nothing contained in this Agreement will constitute or be treated as an admission of wrongdoing or liability on the part of any person or entity.

20. Mr. Steinberger may not exercise any stock options referenced above nor receive any payments pursuant to this settlement until Mr. Steinberger submits written evidence reasonably satisfactory to the Company that the lien filed in the LAWSUIT by his prior attorney, Don Sessions, has been fully and finally resolved.

21. This Agreement shall be binding upon and inure to the benefit of the parties and each of their successors and heirs.

22. The parties recognize that time is of the essence in this Agreement.

23. If a provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed severed and deleted. Such severance and deletion shall not affect the validity of the remaining provisions of the Agreement.

24. This Agreement in all respects shall be interpreted, enforced and governed by and under the laws of California.

25. The parties represent and warrant that they have not assigned or transferred or purported to assign or transfer to any person, firm, entity, or corporation any claim, demand, right, damages, liability, account, action, cause of action, or any other matter released above. The parties agree to indemnify and hold each other harmless against any claim, demand, right, damage, debt, liability, account action, cause of action, cost or expense, including attorneys’ fees actually paid or incurred, arising out of or in any way connected with any transfer or assignment or any such purported or claimed transfer or assignment.

Dated: 8-12-05	/s/ Charles Steinberger
CHARLES STEINBERGER

Dated: 8-12-05	BLAST ENERGY SERVICES, INC.

	By	/s/ John O’Keefe
APPROVED AS TO FORM:

/s/ Anthony F. Pantoni	/s/ Janice P. Brown
Anthony F. Pantoni, Esq.	Janice P. Brown, Esq.
Attorney for Charles Steinberger	Brown Law Group
Attorneys for Blast Energy Services, Inc.